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                                                                     EXHIBIT 3.3
                            MEMORANDUM OF ASSOCIATION

                                       OF

                         CHEVRON CANADA CAPITAL COMPANY

1.   The name of the Company is Chevron Canada Capital Company.

2. There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

     (1)  to sell or dispose of its undertaking, or a substantial part thereof;

     (2)  to distribute any of its property in specie among its members; and

     (3)  to amalgamate with any company or other body of persons.

3.   The liability of the members is unlimited.

     I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.


                                              /s/ Charles S. Reagh
                             ------------------------------------------------
                             Name of Subscriber:  Charles S. Reagh
                             800-1959 Upper Water Street, Halifax, NS B3J 2X2
                             Occupation:  Solicitor
                 Number of shares subscribed: One Common share

TOTAL SHARES TAKEN:  one common share
Dated this 5th day of November, 1999.


Witness to above signature:
                                           /s/ Leanne M. Thomas
                             ------------------------------------------------
                             Name of Witness:  Leanne M. Thomas
                             800-1959 Upper Water Street, Halifax, NS  B3J 2X2
                             Occupation:  Legal Assistant